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                                                                 EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:  Jerry M. Walker, President
          (602) 607-4011

                 UNISON HEALTHCARE TO RESTATE FINANCIAL RESULTS

Scottsdale, Arizona (March 11, 1997) -- Unison HealthCare Corporation (Nasdaq/NM:UNHC) today announced that it expects to restate its previously issued results for the nine months ended September 30, 1996. The Company estimates that the restatement will have a negative impact on year-to-date results of approximately $5 to $6 million pre-tax, or $3 to $3.6 million after tax. The Company plans to announce more detailed information within one week, and at that time expects to conduct a conference call with members of the investment community.

        The Company expects that the announcement of financial results for the year ended December 31, 1996, will be delayed. Although the Company will request a 15-day extension for the filing of its annual report on Form 10-K, it is possible that such an extension may not be sufficient.

        Unison HealthCare Corporation is a provider of quality long-term and specialty health care services. The Company provides a broad range of health care services including nursing care, rehabilitation therapy, pharmacy and other specialized services primarily to subacute patients.


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The statements appearing above, which are not historical facts, are forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from the estimates set forth in the forward-looking statements, including the necessary use of estimates in financial statements in general and in those of health care companies in particular, uncertainties in the application of accounting principles to the underlying facts, judgments as to timing issues and other risks.